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Exhibit 10.27

Form of Stock Option Agreement
under 1992 Stock Option Plan

Notice of Grant of Stock Options and Option Agreement	Synopsys, Inc. ID: 56-1546236 700 East Middlefield Road Mountain View, CA 94043

Option Number: Plan: ID:

Effective                          you have been granted an Non-Qualified Stock Option (the Option) to buy              shares of Synopsys, Inc. (the Company) Common stock at $                         per share.

This Option may be exercised, in whole or in part, in accordance with the following vesting schedule, subject to the continuation of employment.

Shares	Vest Type	Full Vest	Expiration

Please note that if your employment with Synopsys is terminated, except in the case of death or disability or termination for cause, you will be able to exercise all outstanding fully vested options for thirty (30) days following your date of termination. In the case of death or disability, the post-termination exercise period is one year.

Optionee acknowledges and agrees that nothing in this Option Agreement, nor in the plan under which the options were granted shall confirm upon the Optionee any right with respect to continuation of employment with or service to the Company for any period of specific duration or interfere with or otherwise restrict in any way the Optionee's right or the Company's right to terminate Optionee's employment or service at any time, with or without cause.

By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of this Notice and the Company's Stock Option Plan. Optionee has reviewed these documents and agrees to be bound by the terms and conditions thereof.

Secretary

Date

Date:
Time:

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Form of Stock Option Agreement under 1992 Stock Option Plan